Exhibit 10.2

, 2025

Cohen Circle Acquisition Corp. II
2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Re:	Initial Public Offering

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Underwriting Agreement (the “Underwriting Agreement”) entered into or proposed to be entered into by and between Cohen Circle Acquisition Corp. II, a Cayman Islands exempted company (the “Company”), and Clear Street LLC (“Clear Street”), relating to an underwritten initial public offering (the “Public Offering”), of 25,300,000 of the Company’s units (“Units”) (including up to 3,300,000 Units that may be purchased to cover over-allotments, if any), each comprised of one Class A ordinary share of the Company, par value $0.0001 per share (each, an “Ordinary Share”), and one-fourth of one redeemable warrant (each whole warrant, a “Warrant”). Each Warrant entitles the holder thereof to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment. The Units shall be sold in the Public Offering pursuant to a registration statement on Form S-1 and a prospectus (the “Prospectus”) filed by the Company with the Securities and Exchange Commission (the “Commission”). Certain capitalized terms used herein are defined in paragraph 11 hereof.

In order to induce the Company and Clear Street to enter into the Underwriting Agreement and to proceed with the Public Offering and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Cohen Circle Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”, and, together with Cohen Circle Advisors II, LLC, a Delaware limited liability company, the “Sponsors”), and the other undersigned persons (each, an “Insider” and collectively, the “Insiders”), hereby agrees with the Company as follows:

1. The Sponsors and each Insider agrees with the Company that if the Company seeks shareholder approval of a proposed Business Combination, then in connection with such proposed Business Combination, it, he or she shall (i) vote any Shares owned by it, him or her in favor of any proposed Business Combination (including any proposals recommended by the Company’s board of directors in connection with such Business Combination) (aside from any Shares it, he or she may purchase in compliance with the requirements of Rule 14e-5 under the Securities Exchange Act of 1934, as amended, which shall not be voted) and (ii) not redeem any Shares owned by it, him or her in connection with such shareholder approval.

2. The Sponsors and each Insider hereby agrees with the Company that in the event that the Company fails to consummate a Business Combination within 24 months from the closing of the Public Offering (or 27 months from the closing of the Public Offering if the Company has executed a definitive agreement for its initial Business Combination within 24 months from the closing of the Public Offering but has not completed its initial Business Combination within such 24-month period), or such later period approved by the Company’s shareholders in accordance with the Company’s amended and restated memorandum and articles of association, as they may be amended from time to time, the Sponsors and each Insider shall take all reasonable steps to cause the Company to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter, redeem 100% of the Ordinary Shares sold as part of the Units in the Public Offering (the “Offering Shares”), at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of amounts withdrawn to fund the Company’s working capital requirements subject to an annual limit of US$400,000 and/or to pay the Company’s taxes (which shall not be subject to the US$400,000 annual limitation described in the foregoing) (“Permitted Withdrawals”) and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Offering Shares, which redemption will completely extinguish all Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. The Sponsors and each Insider agrees to not propose any amendment to the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering (or 27 months, as applicable), or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides its Public Shareholders with the opportunity to redeem their Offering Shares upon approval of any such amendment at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of Permitted Withdrawals), divided by the number of then issued and outstanding Offering Shares.

The Sponsors and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of the Company as a result of any liquidation of the Company with respect to the Founder Shares, Placement Units, Placement Warrants or Placement Shares held by it. The Sponsors and each Insider hereby further waives, with respect to any Shares held by it, him or her, if any, any redemption rights it, he or she may have in connection with (x) the consummation of a Business Combination, including, without limitation, any such rights available in the context of a shareholder vote to approve such Business Combination or in the context of a tender offer made by the Company to purchase Ordinary Shares and (y) a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Offering Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Public Offering (or 27 months, as applicable), or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity (although the Sponsors and the Insiders shall be entitled to redemption and liquidation rights with respect to any Offering Shares it or they hold if the Company fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering (or 27 months, as applicable).

3. Notwithstanding the provisions set forth in paragraphs 7(a) and (b) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsors and each Insider shall not, without the prior written consent of Clear Street LLC, offer, sell, contract to sell, pledge or otherwise dispose of (or enter into any transaction that is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise)), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 (“Section 16”) of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, with respect to, any Units, Shares, Warrants or any securities convertible into, or exercisable, or exchangeable for, Ordinary Shares, or publicly announce an intention to effect any such transaction; provided, however, that the foregoing does not apply to the forfeiture of any Founder Shares pursuant to their terms or any transfer of Founder Shares to any current or future independent director of the Company (as long as such current or future independent director transferee is subject to this Letter Agreement or executes an agreement substantially identical to the terms of this Letter Agreement, as applicable to directors and officers at the time of such transfer; and as long as, to the extent any Section 16 reporting obligation is triggered as a result of such transfer, any related Section 16 filing includes a practical explanation as to the nature of the transfer). Each of the Insiders and Sponsors acknowledges and agrees that, prior to the effective date of any release or waiver, of the restrictions set forth in this paragraph 3 or paragraph 7 below, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless the Company against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which the Company may become subject as a result of any claim by (i) any third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or (ii) a prospective target business with which the Company has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of the Company by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than the Company’s independent registered public accountants) or products sold to the Company or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case including interest earned on the property in the Trust Account (net of Permitted Withdrawals), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of Clear Street against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third-party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to the Company if, within 15 days following written receipt of notice of the claim to the Sponsor, it notifies the Company in writing that it shall undertake such defense.

5. To the extent that Clear Street does not exercise its over-allotment option to purchase up to an additional 3,300,000 Units (as described in the Prospectus), the Sponsors agree that they shall forfeit, at no cost, a number of Founder Shares in the aggregate equal to 1,100,000 multiplied by a fraction, (i) the numerator of which is 3,300,000 minus the number of Units purchased by Clear Street upon the exercise of its over-allotment option, and (ii) the denominator of which is 3,300,000. All references in this Letter Agreement to Founder Shares of the Company being forfeited shall take effect as surrenders for no consideration of such Founder Shares as a matter of Cayman Islands law. The forfeiture will be adjusted to the extent that the over-allotment option is not exercised in full by Clear Street so that the number of Founder Shares will equal an aggregate of 25.0% of the Company’s issued and outstanding Shares after the Public Offering, including Placement Shares. The Sponsors further agree that to the extent that (i) the size of the Public Offering is increased or decreased and (ii)the Sponsors have either purchased or sold Ordinary Shares or an adjustment to the number of Founder Shares has been effected by way of a share split, share dividend, reverse share split, contribution back to capital or otherwise, in each case in connection with such increase or decrease in the size of the Public Offering, then the aggregate number of Founder Shares that the Sponsors will be required to return to the Company as set forth above shall be adjusted so that the Founder Shares held by the Sponsors and their Permitted Transferees represent 25% of the Company’s issued and outstanding Shares immediately following such forfeiture. The number of Founder Shares to be returned by each of the Sponsors, if any, pursuant to this section shall be determined by the Sponsor at the time of such forfeiture in its sole discretion.

6. The Sponsors and each Insider hereby agrees and acknowledges that: (i) Clear Street and the Company would be irreparably injured in the event of a breach by the Sponsors or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a), 7(b), and 9 of this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

7. (a)  The Sponsors and each Insider agrees that it, he or she shall not Transfer (as defined below) any Founder Shares (or Ordinary Shares issuable upon conversion thereof) until the earlier of (A) one year after the completion of the Company’s initial Business Combination and (B) subsequent to the Business Combination, (x) if the last reported sale price of the Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Company’s initial Business Combination or (y) the date following the completion of the Company’s initial Business Combination on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property (the “Founder Shares Lock-up Period”).

(b) The Sponsors and each Insider agrees that it, he or she shall not Transfer any Placement Units, Placement Shares or Placement Warrants (or Ordinary Shares issued or issuable upon the conversion of the Placement Warrants), until 30 days after the completion of a Business Combination (the “Private Placement Lock-up Period”, together with the Founder Shares Lock-up Period, the “Lock-up Periods”).

(c) Notwithstanding the provisions set forth in paragraphs 7(a) and (b), transfers of the Founder Shares, Placement Units, Placement Shares, Placement Warrants and Ordinary Shares issued or issuable upon the exercise or conversion of the Placement Units, Placement Shares, Placement Warrants or the Founder Shares, are permitted:

(i)	to (1) the Sponsors’ members, (2) the directors or officers of the Company, the Sponsors, the Sponsors’ members or Clear Street, (3) any affiliates or family members of the directors or officers of the Company, the Sponsors, the Sponsors’ members or Clear Street, (4) any members or partners of the Sponsors, the Sponsors’ members, Clear Street or their respective affiliates, or any affiliates of the Sponsors, the Sponsors’ members, Clear Street, or any employees of such affiliates;

(ii)	in the case of an individual, by gift to a member of the individual’s immediate family, or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person, or to a charitable organization;

(iii)	in the case of an individual, by virtue of laws of descent and distribution upon death of the individual;

(iv)	in the case of an individual, pursuant to a qualified domestic relations order;

(v)	in the case of a trust by distribution to one or more permissible beneficiaries of such trust;

(vi)	by private sales or in connection with the consummation of the Company’s Business Combination at prices no greater than the price at which the securities were originally purchased;

(vii)	to the Company for no value for cancellation in connection with the consummation of its initial Business Combination;

(viii)	in the event of the Company’s liquidation prior to the Company’s completion of its initial Business Combination;

(ix)	by virtue of the laws of the State of Delaware, a Sponsor’s limited liability company agreement, upon dissolution of such Sponsor, or the organizational documents of Clear Street upon dissolution of Clear Street, as appropriate; or

(x)	in the event of the Company’s completion of a liquidation, merger, share exchange, reorganization or other similar transaction which results in all of the Company’s shareholders having the right to exchange their Ordinary Shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination, provided, however, that, in the case of clauses (i) through (v), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement.

8. The Sponsors and each Insider represents and warrants that it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked. Each Insider’s biographical information furnished to the Company (including any such information included in the Prospectus), is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. Each Insider’s questionnaire furnished to the Company is true and accurate in all respects. Each Insider represents and warrants that: it is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it is not currently a defendant in any such criminal proceeding.

 Except as disclosed in the Prospectus, none of the Sponsors, any Insider and any affiliate of the Sponsors or any Insider and any director or officer of the Company, shall receive from the Company any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of the Company’s initial Business Combination (regardless of the type of transaction that it is).

9. The Sponsors and each Insider has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of the Company and hereby consents to being named in the Prospectus as a director of the Company.

10. As used herein, (i) “Business Combination” shall mean a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses; (ii) “Shares” shall mean, collectively, the Ordinary Shares, the Founder Shares and the Placement Shares; (iii) “Founder Shares” shall mean the 8,673,333 Class B Ordinary Shares, par value $0.0001 per share, issued and outstanding immediately prior to the consummation of the Public Offering; (iv) “Initial Shareholders” shall mean the Sponsors and any other person that holds Founder Shares; (v) “Placement Units” shall mean the 720,000 units of the Company, each representing one Class A Ordinary Share and one-fourth of one Placement Warrant that the Sponsor and Clear Street have, severally and not jointly, agreed to purchase for an aggregate purchase price of $7,200,000, at $10.00 per unit, in a private placement that shall occur simultaneously with the consummation of the Public Offering, the proportion of which are to be acquired by the Sponsor and Clear Street as disclosed in the Prospectus; (vi) “Placement Shares” shall mean the Ordinary Shares underlying the Placement Units; (vii) “Placement Warrants” shall mean the Warrants to purchase an aggregate of 180,000 Ordinary Shares of the Company underlying the Placement Units; (viii) “Public Shareholders” shall mean the holders of securities issued in the Public Offering; (ix) “Trust Account” shall mean the trust fund into which a portion of the net proceeds of the Public Offering shall be deposited; and (x) “Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

11. This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by (1) each Insider that is the subject of any such change, amendment, modification or waiver and (2) the Sponsors.

12. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on the Sponsors and each Insider and their respective successors, heirs and assigns and permitted transferees.

13. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

14. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile or other electronic transmission.

15. Each party hereto shall not be liable for any breaches or misrepresentations contained in this Letter Agreement by any other party to this Letter Agreement (including, for the avoidance of doubt, any Insider with respect to any other Insider), and no party shall be liable or responsible for the obligations of another party, including, without limitation, indemnification obligations and notice obligations.

16. This Letter Agreement shall terminate on the earlier of (i) the expiration of the Lock-up Periods and (ii) the liquidation of the Company; provided, however, that this Letter Agreement shall earlier terminate in the event that the Public Offering is not consummated and closed by December 31, 2025; provided further that paragraph 4 of this Letter Agreement shall survive such liquidation.

17. This Letter Agreement may be executed in any number of original or electronic counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

Sincerely,

COHEN CIRCLE SPONSOR II, LLC

By:
Name:	Betsy Z. Cohen
Title:	Manager

COHEN CIRCLE ADVISORS II, LLC

By:
Name:	Betsy Z. Cohen
Title:	Manager

Name:	Betsy Z. Cohen

Name:	R. Maxwell Smeal

Name:	Daniel G. Cohen

Name:	Amanda Abrams

Name:	Jewelle Bickford

Name:	Walter C. Jones

Name:	Claudi Malone

Name:	Leah Popowich

[Signature Page to Letter Agreement]

Acknowledged and Agreed:

COHEN CIRCLE ACQUISITION CORP. II

By:
	Name:	Betsy Z. Cohen
	Title:	President and Chief Executive Officer

[Signature Page to Letter Agreement]